Exhibit 10.5

29 August 2023

AgeX Therapeutics, Inc.

1101 Marina Village Parkway, Suite 201

Alameda, California 94501

Serina Therapeutics, Inc.

601 Genome Way, Suite 2001

Huntsville, Alabama 35806

This letter agreement (this “Letter Agreement”) is entered into pursuant to Section 6.5 of, and in connection with the consummation of the transactions contemplated by, that certain Agreement and Plan of Merger and Reorganization, dated as of August 29, 2023 (the “Merger Agreement”), by and among AgeX Therapeutics, Inc., a Delaware corporation (“Parent”), Canaria Transaction Corporation, an Alabama corporation and wholly owned subsidiary of Parent, and Serina Therapeutics, Inc., an Alabama corporation (the “Company”). Juvenescence Limited (“Juvenescence”) is a significant securityholder of Parent and as a result, has a significant interest in the consummation of the Merger. This Letter Agreement shall be deemed to have been entered into immediately prior to the consummation of the Merger. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

In consideration for and as a material inducement to Parent and the Company consummating the Merger, Juvenescence, Parent, and the Company hereby agree as follows:

1. Out of the Money Parent Warrants.

Juvenescence agrees that, effective immediately before the Effective Time, it hereby relinquishes and cancels, without any further action by Juvenescence, Parent, Company or any other Person or further consideration therefor, all Out of the Money Parent Warrants held by Juvenescence as of such time and Juvenescence and Parent will enter into reasonable documentation with respect to terminating such Out of the Money Parent Warrants.

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2. Post-Merger Warrants.

(a)	Subject to Section 2(b), Juvenescence shall be obligated to exercise for cash the Post-Merger Warrants in one or more exercises for the tranches labeled “First Tranche,” “Second Tranche” and “Third Tranche” in accordance with the below schedule.

Tranche	Number of Post-Merger Warrants Required to be Exercised	Required Date of Exercise
First Tranche	At least one-third (1/3) of all of the Post-Merger Warrants, owned by Juvenescence as of the Closing Date.	On or before May 31, 2024.
Second Tranche	At least one-third (1/3) of all of the Post-Merger Warrants, owned by Juvenescence as of the Closing Date.	On or before November 30, 2024.
Third Tranche	At least one-third (1/3) of all of the Post-Merger Warrants, owned by Juvenescence as of the Closing Date.	On or before June 30, 2025.

(b)	Juvenescence shall have the right to exercise the Post-Merger Warrants prior to any dates set forth in Section 2(a).

3. Board Composition. The Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Exhibit A are elected or appointed, as applicable, to the positions of directors of Parent, as set forth therein, to serve in such positions effective as of the Effective Time, for such term and Class as set forth next to the director’s name, and in all cases until successors are duly appointed and qualified in accordance with applicable Law.

4. Parent Preferred Stock. Juvenescence agrees that it (i) owns all of the Parent Preferred Stock, (ii) will not transfer any Parent Preferred Stock, and (iii) will take all actions necessary to convert all of the Parent Preferred Stock into Parent Common Stock prior to the NYSE Reverse Split. Parent agrees that it will take all actions necessary to allow a vote to be taken by the stockholders of Parent to approve the conversion of the Parent Preferred Stock into Parent Common Stock.

5. Security Agreements, Guarantees, Pledges, Assignments, and other Collateral. Subject to paragraph 6 of this Letter Agreement, Juvenescence agrees that it will release all security interests, guarantees, pledges, assignments, and other forms of collateral it may have or have had in the assets of Parent which assets were secured by any of the Parent Notes.

6. Parent Legacy Note/Newco. Juvenescence agrees that any Parent Legacy Note and certain assets agreed to by Parent, Juvenescence, and Company, which agreed upon assets secure the Parent Legacy Note, shall be contributed to Newco (the “Newco Contribution”) and Juvenescence shall, after such contribution, have no further claim on any remaining assets of Parent, shall release any security interest in any remaining assets of Parent, and will look solely to Newco and its assets for repayment and security of the Parent Legacy Note.

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7. Assignment. Juvenescence may assign its obligations under this Letter Agreement, in whole or in part, to any Affiliate of, or third party nominated by Juvenescence, provided that Juvenescence shall remain responsible for the obligations of Juvenescence under this Letter Agreement. Except as provided in the immediately preceding sentence, neither party may assign, transfer, or delegate any or all of its rights or obligations under this Letter Agreement whether directly or indirectly by way of merger, conversion, consolidation, division, transfer, domestication, operation of law, or otherwise.

8. Severability. Each provision of this Letter Agreement will be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this Letter Agreement that are valid, enforceable and legal.

9. Amendments. This Letter Agreement may not be modified or amended or the rights of any party hereunder waived unless such modification, amendment or waiver is effected by a written instrument expressly modifying, amending or waiving this Letter Agreement or the rights of a party hereunder, which instrument is executed after the Merger by all the parties hereto, and which instrument is unanimously approved by the post-Merger board of directors of Parent.

10. Counterparts. This Letter Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together will constitute one agreement. Signatures of parties transmitted by facsimile or as PDF attachments to emails shall be deemed to be their original signatures for any purpose whatsoever.

11. Governing Law. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

12. Termination. This Letter Agreement shall terminate and be of no further force or effect upon the termination of the Merger Agreement.

(Signature page follows)

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Please confirm your agreement to the foregoing by signing where indicated below and returning a copy of this letter to Parent.

Sincerely,

Juvenescence Limited

By:	/s/ Denham Eke
Name:	Denham Eke
Title:	Director

AGREED AND ACCEPTED:

AGEX THERAPEUTICS, inc.

By:	/s/ Joanne Hackett, Ph.D.
Name:	Joanne Hackett, Ph.D.
Title:	Interim Chief Executive Officer

SERINA THERAPEUTICS, Inc.

By:	/s/ Randall Moreadith
Name:	Randall Moreadith
Title:	President and Chief Executive Officer

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Exhibit A

Board Designees

Class I (Term Ending on the Annual Meeting of the Stockholders in 2024)

Independent Director #1

Independent Director #2

President/CEO

Class II (Term Ending on the Annual Meeting of the Stockholders in 2025)

Milton Harris

Steve Ledger

Class III (Term Ending on the Annual Meeting of the Stockholders in 2026)

Greg Bailey (to be Chair of the Board)

Richard Marshall

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